EXHIBIT 99

                       PRESS RELEASE DATED JULY 24, 2006

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EXHIBIT 99

 XsunX Provides Mid-Year Update to Business and Product Development Initiatives

ALISO VIEJO, Calif., July 24, 2006 -- XsunX, Inc. (OTCBB: XSNX), provider of technologies for solar energy infrastructure and developer of Power Glass(TM), an innovative thin-film solar technology that is intended to allow glass windows to produce electricity from the power of the sun, provides a mid-year update on product and business development initiatives.

"XsunX entered 2006 with the momentum of having secured the capital to execute our plan of operations and an expanded technology portfolio," commented Mr. Tom Djokovich, XsunX's CEO. "Key elements to our plan this year included leveraging new patent pending thin film designs and launching the development of what we believe may soon offer the solar markets an alternative to crystalline wafer technologies. In addition to the launch of new product types, we began building our first base line production system, developing a world class technology marketing facility in Golden, CO, and adding to executive and general staff to help build and manage infrastructure and marketing efforts as we transition from pure R&D into sales. We have been very busy this year working to deliver our shareholders marketable products and revenues," concluded Djokovich.

In January, the Company launched a development initiative to commercialize a patent pending 4 terminal solar cell design. The design employs thin film transparent cell technology, derived from the Company's Power Glass initiative, with that of a nano-crystalline solar cell. XsunX believes that the combination of these two technologies into a single device holds a promising opportunity to deliver low cost, high efficiency, flexible and light weight solar cells. Upon completion in 2007, XsunX plans to market this proprietary technology as an alternative to the use of lower efficiency multi-junction thin films and the more costly multi-crystalline solutions.

Also in January, XsunX began the construction of its first base line production system for the manufacture of its thin film solar cell designs. Incorporating the Company's hybrid processing system, the design combines the scalability of reel-to-reel processing and the use of flexible rolled substrates, with the exact processing capabilities of cluster tool vacuum deposition systems. Designed as a first system for use in hands on marketing of the Company's thin film technologies, the system's modular configuration also provides adaptability for the manufacture of a host of solar device types. Ideally suited for use in the manufacture of amorphous and other thin film type solar cells, XsunX hopes to enjoy broad market acceptance with these systems as thin film technologies continue to gain increased market acceptance.

Another milestone for the Company was its launch of marketing efforts in April. In a welcomed presentation to the National Energy Marketers Association at their national energy restructuring conference, XsunX presented the benefits of its thin-film solar and hybrid manufacturing technologies for use in the development and delivery of an array of new power sources. With the launch of marketing and business development efforts, the Company began receiving licensing inquires from manufacturers looking to capitalize on double digit growth predictions for the thin films markets. Responding to these requests, the Company is actively working to negotiate licensing opportunities representing manufacturing capacities ranging from 1 to more than 100 megawatts of annual production.

In May, the Company began building a product development and marketing facility to support its expanding business development efforts. Upon completion, this new facility will allow XsunX to provide hands on demonstrations of its technologies which the Company anticipates will help shorten the sales cycle for these multi-million dollar systems.

Finally, in June, XsunX began working to identify and secure government grants for the development of building integrated photovoltaics or "BIPV". The BIPV market segment is the focus of the Company's Power Glass thin film technology. Ideally suited for use on the glass facades of modern high rise buildings, the Company hopes to leverage government sponsored initiatives and product development partners from the glazing industry to commercialize its Power Glass semi-transparent thin films.

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About XsunX

Based in Aliso Viejo, Calif., XsunX is developing and commercializing innovative new thin film photovoltaic (TFPV) solar cell technologies and manufacturing processes to service expanding global energy demands. The Company has focused its efforts on lowering the cost per watt of solar power and making solar cell technology easier to use in a wide variety of applications. XsunX calls this dual improvement to cost and efficiency the XFactor(TM). The XFactor delivers licensee's solar cell designs that break the bounds of crystalline silicon dependency, rigid and limited-use form factors, and rapid efficiency loss. Equally important, the XFactor provides new manufacturing techniques that can significantly lower production costs and allow for easier additions to production capacities and technology upgrades without having to re-build and re-tool. Together, XsunX design and production innovations offer manufacturers of solar products exciting new application opportunities and reductions to the cost per watt of solar power. More information can be found at the Company's website: http://www.XsunX.com.

Contact:
XsunX, Inc. Investor Relations, (888) 797-4527


Safe Harbor Statement: Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.